Exhibit 99.1
FOR IMMEDIATE RELEASE
Wyndham Worldwide Announces Plan to Eliminate Reliance on Asset-Backed Securities Market
PARSIPPANY, N.J. (December 8, 2008) – Wyndham Worldwide Corporation (NYSE:WYN) today announced an acceleration of its initiatives to increase cash flow and eliminate its reliance on the asset-backed securities (ABS) market by reducing the sales pace and cost structure of Wyndham Vacation Ownership. The Company now expects to reduce gross Vacation Ownership Interest (VOI) sales in 2009 to approximately $1.2 billion from expected gross VOI sales of approximately $2.0 billion in 2008 by eliminating sales offices and marketing programs. In addition to eliminating the need to access the ABS market, the realignment will reduce costs and capital needs and enhance cash flow.
“With the credit markets showing no signs of improvement, we are effectively eliminating our need to access the securitization markets to support an otherwise well-performing vacation ownership business. These proactive steps will ensure maximum flexibility across all our businesses irrespective of conditions within the asset-backed securities market. If the markets are available, we will certainly utilize this effective form of financing, but we are assuming that the markets will be unattractive for the foreseeable future,” said Stephen P. Holmes, Wyndham Worldwide Chairman and Chief Executive Officer.
The Company expects to take a charge of approximately $50 — $60 million in the fourth quarter of 2008 and $10 — $15 million in the first quarter of 2009 related to these initiatives. These charges are incremental to previously announced Company-wide restructuring charges of $25 — $30 million in the fourth quarter of 2008 and $5 — $10 million in the first quarter of 2009.
Wyndham Worldwide reiterates fourth quarter Adjusted 2008 EPS guidance and full-year 2008 revenue, Adjusted EBITDA, and Adjusted EPS guidance. Based on the revised plan for vacation ownership as well as current economic conditions, the Company now expects total 2009 revenues of approximately $3.7 — $4.1 billion and Adjusted EBITDA of approximately $790 — $840 million. All guidance excludes special items such as legacy items (which may have a positive or negative impact on reported results), restructuring costs and asset impairment charges.

“As we navigate through this difficult economic environment, I am proud of our associates, who continue to deliver outstanding results. We have a great mix of strong and stable hospitality businesses. Our vacation ownership business is complementary to this platform, giving us a full spectrum of consumer offerings from an overnight stay to a lifetime of vacations and contributing to strong brand loyalty,” said Mr. Holmes.
Conference Call Information
Wyndham Worldwide Corporation will hold a conference call with investors to discuss this news on Tuesday, December 9, 2008 at 8:30 a.m. EST. The investor dial-in number is (800) 857-5019, passcode “Wyndham”. Listeners are urged to call at least 10 minutes prior to the scheduled start time. A telephone replay will be available at (888) 562-6191 beginning at noon EST on December 9 until 5 p.m. EST on January 24, 2009, passcode “179382”. Listeners may access the webcast live through the Company’s web site at www.wyndhamworldwide.com/investors/. An archive of this webcast will be available at the web site for approximately 90 days beginning at noon EST on December 9.
Presentation of Financial Information
Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items.  These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons.  It is not practicable to provide a reconciliation of forecasted Adjusted EBITDA for 2009 to the most directly comparable GAAP measure, net income, because certain items cannot be reasonably estimated or predicted at this time. Any such items could be significant to our financial results.
About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses 6,970 franchised hotels and approximately 583,400 hotel rooms worldwide. Group RCI offers its nearly 3.7 million members access to more than 67,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 145 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 32,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the

Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings and related financial and operating measures, financing transactions and restructuring plans.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war and terrorist activity, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2008. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
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Investor contact:	Press contact:

Margo C. Happer	Betsy O’Rourke
Senior Vice President,	Senior Vice President,
Investor Relations	Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com